CODE OF ETHICS



ARONSON+JOHNSON+ORTIZ, LP ("AJO"), while affirming its confidence in the integrity and good faith of all of its employees, principals, and associates ("AJO Personnel"), recognizes that certain AJO Personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients, and that if such individuals engage in personal transactions in
Securities that are eligible for investment by Advisory Clients, these individuals could be in a position where their personal interests may conflict with the interests of the Advisory Clients.

In view of the foregoing and of the provisions of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), AJO has adopted this Code of Ethics (the "Code") to specify and prohibit certain types of transactions deemed to create actual conflicts of interest or the potential for conflicts, and to establish reporting requirements and enforcement procedures.


I. STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in AJO by its Advisory Clients and to give effect to AJO's belief that its operations should be directed to the benefit of its Advisory Clients, AJO hereby adopts the following general principles to guide the actions of its employees, principals, and associates:

(1) The interests of the Advisory Clients are paramount. All AJO Personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Advisory Clients before their own.

(2) All personal transactions in Securities or Funds by AJO Personnel must be accomplished so as to avoid actual or potential conflicts of interest on the part of such personnel with the interests of any Advisory Client.

(3) All AJO Personnel must avoid actions or activities that would allow him or her to inappropriately profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question the person's independence or judgment.

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(4)  All oral and written statements made by AJO Personnel in the performance of their duties must be professional, accurate, and not misleading.


II. PROHIBITED PURCHASES AND SALES OF SECURITIES

(1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Advisory Client:

     (A)  employ any  device,  scheme,  or  artifice  to defraud  such  Advisory
          Client;

     (B) make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (C) engage in any act, practice or course of business that would operate as a fraud or deceit upon such Advisory Client; or

     (D)  engage in any  manipulative  practice  with  respect to such  Advisory
          Client.

(2) Subject to Article IV of this Code, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired Beneficial Ownership, within three business days before or after the time that the same (or a related) Security is being purchased or sold by any Advisory Client.

(3) No Access Person may purchase or redeem shares of a Fund in violation of the policies and restrictions set forth in the Fund's prospectus or other offering document, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called "market timing."

(4)  No AJO  Personnel  may  acquire  Securities  as part of an  Initial  Public
     Offering.

(5) No Access Person shall purchase a Security offered in a Limited Offering without the specific, prior written approval of AJO's Chief Compliance Officer (the Compliance Officer").

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(6)  No Access  Person  shall  profit from the  purchase  and sale,  or sale and purchase, of the same (or equivalent) Security or the same Fund within a 60-day period. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the Compliance Officer and then only in the case of emergency or extraordinary circumstances. Fund purchases that are part of an automatic payroll
     deduction  or  other  automated   investment  plan  may  be  excluded  from
     short-term trades at the discretion of the Compliance Officer.

III. POLICY STATEMENT ON INSIDER TRADING

AJO forbids any principal, associate, or employee from trading, either personally or on behalf of others, including accounts managed by AJO, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading" and is a violation of the federal securities laws, punishable by a prison term and significant monetary fines for the individual and the investment adviser. AJO's policy applies to every principal, associate, and employee and extends to activities within and outside their duties at AJO. Any questions regarding AJO's policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1) trading by an insider, while in possession of material nonpublic information, or

     (2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     (3)  communicating material nonpublic information to others.

The concept of "insider" is broad. It includes principals, associates, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a

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company's affairs and as a result is given access to information  solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. AJO may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect AJO to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before AJO will be considered an insider.

Trading  on  inside  information  is  not  a  basis  for  liability  unless  the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that principals, associates, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Any non-public information about an Advisory Client should be considered material, including client holdings and actual or potential Advisory Client trades.

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS, THE WALL STREET JOURNAL, or other publications of general circulation or readily accessible on the Internet would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     (1) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     (2) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     (1)  Report the matter immediately to the Compliance Officer.

     (2) Do not purchase or sell the securities on behalf of yourself or others.

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     (3)  Do not communicate  the information  inside or outside AJO, other than to the Compliance Officer.

     (4) After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within AJO, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Compliance Officer is critical to the implementation and maintenance of AJO's policy and procedures against insider trading. AJO's supervisory procedures can be divided into two classifications -- prevention of insider trading and detection of insider trading.

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To  prevent  insider  trading,  AJO  will,  when it has been  determined  that a principal, associate, or employee of AJO has material nonpublic information,

     (1)  implement measures to prevent dissemination of such information, and

     (2) if necessary, restrict principals, associates, and employees from trading the securities.

To detect insider trading, the Compliance Officer will:

     (1)  review  the  trading   activity   reports  filed  by  each  principal,
          associate, and employee, and

     (2) compare such activity to the trading activity of accounts managed by AJO.

IV. PRECLEARANCE OF TRANSACTIONS

     (1) Except as provided in Section IV(3), each Access Person must pre-clear each proposed transaction in Securities with the Compliance Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Compliance Officer. In determining whether to grant such clearance, the Compliance Officer shall refer to Section IV(4), below. Preclearance of a Securities transaction is generally valid for 48 hours but may be extended by the Compliance Officer if circumstances warrant such an extension.

     (2) In determining whether to grant approval for the purchase of a Security offered in a Limited Offering by an Access Person, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Access Person by virtue of his or her position with AJO. (Cross-reference to Article VI, Section 6.)

     (3) The preclearance requirements of Section IV(1) shall not apply to the following transactions:

          (A) Purchases or sales over which the Access Person has no direct or indirect influence or control.

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          (B)  Purchases  or sales  that are  non-volitional  on the part of the
               Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a BONA FIDE margin call.

          (C) Purchases that are part of an automatic dividend reinvestment plan or other automated investment plan.

          (D) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (4) The following transactions shall be entitled to clearance by the Compliance Officer:

          (A) Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Advisory Client and which are otherwise in accordance with Rule 204A-1 and Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for purchase or sale by an Advisory Client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

          (B) Purchases or sales of Securities that are not eligible for purchase or sale by any Advisory Client as determined by reference to the 1940 Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the Advisory Client and any undertakings made to regulatory authorities.

          (C) Transactions that the Compliance Committee of AJO, after consideration of all the facts and circumstances, determines to be in accordance with Article II and to present no reasonable likelihood of harm to an Advisory Client.

V. ADDITIONAL RESTRICTIONS AND REQUIREMENTS

     (1) No AJO Personnel shall accept or receive any gift of more than US$100 in value from any person or entity that does business with or on behalf of AJO or an Advisory Client. AJO Personnel may accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

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          No AJO Personnel may accept from a client,  prospective client, or any entity that does business with or on behalf of AJO any gifts of cash or or cash equivalents. AJO Personnel are prohibited from making
          political  or  other   contributions  with  the  intent  of  obtaining
          investment advisory business from a governmental or quasi-governmental agency.

     (2) No AJO Personnel shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Compliance Officer as consistent with the interests of the Advisory Clients. If board service is authorized, AJO Personnel serving as directors normally should be isolated from those making investment decisions through "Chinese wall" or other procedures. AJO Personnel shall not engage in outside business activities in the financial services industry or in any other business which competes with AJO unless such outside business activity has been approved by the Compliance Officer.

     (3) Each Access Person must direct each brokerage firm, investment adviser, mutual fund or bank at which the Access Person maintains a Securities or Fund Personal Account to promptly send duplicate copies of such person's account statements and transaction confirmations to the Compliance Officer. Compliance with this provision can be effected by the Access Person's providing duplicate copies of all such statements and confirmations directly to the Compliance Officer within two business days of receipt by the Access Person.

     (4) All non-public Advisory Client information (including that of former Advisory Clients), including portfolio holdings, should be considered confidential and should not be disclosed to anyone other than a) the Advisory Client and its designated representatives and agents; and b) AJO service providers who require the information to provide services to AJO and who have agreed to keep the information confidential.

     (5) Any AJO Personnel who commit, witness, or discover a violation of this Code must promptly report such violation to the Compliance Officer. No retaliatory measures will be taken or permitted against any AJO Personnel for reporting a Code violation. Questions about this Code and its applicability should be directed to the Compliance Officer.


VI. REPORTING OBLIGATIONS

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     (1)  INITIAL  HOLDINGS  REPORTs.  Each Access  Person  shall  report to the
          Compliance Officer not later than 10 days after the person becomes an Access Person the following information:

          (A) The title, number of shares, and principal amount of each Security and each Fund in which the Access Person had any Beneficial Ownership when the person became an Access Person;

          (B) The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the Beneficial Ownership of the Access Person as of the date the person became an Access Person; and

          (C)  The date the report is submitted by the Access Person.

     (2) QUARTERLY TRANSACTION REPORTS. Each Access Person shall report all Security or Fund transactions, and any new Personal Accounts opened, to the Compliance Officer each quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated. Every report shall be made not later than 30 days after the end of a calendar quarter and shall contain the following information:

          (A) With respect to any transaction during the quarter in a Security or Fund in which the Access Person had any Beneficial Ownership:

               (i) The date of the transaction, title, number of shares, and principal amount of each Security or Fund involved;

               (ii) The nature of the transaction (I.E., purchase,  sale, or any other type of acquisition or disposition);

               (iii)The price of the  Security or Fund at which the  transaction was effected;

               (iv) The  name  of  the  broker,  dealer,  adviser,  mutual  fund company, or bank with or through whom the transaction was effected; and

               (v)  The date the report is submitted by the Access Person.

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          (B)  With  respect  to any  Personal  Account  established  during the quarter by the Access Person in which any Securities or Funds were held for the Beneficial Ownership of the Access Person:

               (i) The name of the broker, dealer, adviser, mutual fund company, or bank with whom the Access Person established the account;

               (ii) The date the account was established; and

               (iii) The date the report is submitted by the Access Person.

     (3) ANNUAL HOLDINGS REPORTS. Each Access Person shall report to the Compliance Officer not later than January 30 each year the following information:

          (A) The title, number of shares, and principal amount of each Security and Fund held for the Beneficial Ownership of the Access Person as of December 31 the prior year;

          (B) The name of any broker, dealer, adviser, mutual fund company, or bank with whom the Access Person maintains a Personal Account in which any Securities or Funds were held for the Beneficial Ownership of the Access Person; and

          (C)  The date the report was submitted by the Access Person.

     (4) ANNUAL CERTIFICATION. Every Access Person shall certify annually that he or she:

          (A)  Has read and understands this Code;

          (B)  Recognizes that he or she is subject to the Code;

          (C)  Has complied with the Code; and

          (D) Has disclosed and reported all personal Securities and Fund transactions and holdings required to be disclosed or reported.

     (5) Every Access Person shall report the name of any publicly traded company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total Beneficial Ownership is more than 1/2 of 1% of the company's outstanding shares.

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     (6)  Every Access Person who owns Securities acquired in a Limited Offering shall disclose such ownership to the Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. AJO's decision to recommend the purchase of such issuer's Securities to any Advisory Client will be subject to independent review by investment personnel with no personal interest in the issuer.

     (7) The Compliance Officer shall submit confidential quarterly and annual reports with respect to his or her own personal Securities transactions and holdings to a principal designated to receive his or her reports ("Alternate Compliance Officer"), who shall act in all respects in the manner prescribed herein for the Compliance Officer.

VII. REVIEW AND ENFORCEMENT

     (1)  AJO shall create and thereafter maintain a list of all Access Persons.

     (2) The Compliance Officer shall review all transactions and holdings reports submitted by Access Persons. The Compliance Officer shall compare all reported personal Securities transactions with completed portfolio transactions of the Access Persons and a list of Securities being considered for purchase or sale by AJO to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material.

     (3) If the Compliance Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to AJO's outside counsel, who shall make an independent determination as to whether a violation has occurred.

     (4) If Adviser's outside counsel finds that a violation has occurred, AJO's Managing Principal and other principals shall impose upon the individual such sanctions as they deem appropriate.

     (5) No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the Compliance

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          Officer is under  consideration,  Theodore R. Aronson shall act in all respects in the manner prescribed herein for the Compliance Officer.

VIII. RECORDS

AJO shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission or other regulatory body.

     (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     (2) A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     (3) A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     (4) A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code or are required to review these reports shall be maintained in an easily accessible place;

     (5) A copy of each report required in Article IX below must be maintained for at least five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

     (6) AJO shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

IX. MISCELLANEOUS

     (1) All reports of Securities transactions and any other information filed with AJO pursuant to this Code shall be treated as confidential, except where AJO is required by law or by fiduciary obligation to disclose such information.

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     (2)  AJO may from time to time adopt such  interpretations  of this Code as it deems appropriate.

     (3) AJO's compliance staff shall provide to AJO Personnel such training and education related to this Code as the compliance staff deems necessary.

     (4) The Compliance Officer of AJO shall report at least annually to AJO and, as requested, to the Board of Trustees of each Fund as to the operation of this Code and shall address in any such report any violations requiring significant remedial action and the need (if any) for further changes or modifications to this Code.

     (5) As required by law or as requested by a Fund, the Compliance Officer of AJO shall certify to the Board of Trustees of the Fund that AJO has adopted procedures reasonably necessary to prevent Access Persons from violating AJO's Code of Ethics.

     (6) The Compliance Officer shall submit this Code and all material changes to this Code to each Fund for review and approval no later than six months following the date of implementation of such material changes.

X. DEFINITIONS

     (1)  "Access  Person"  shall mean (i) each  associate  or principal of AJO,
          (ii) each employee of AJO (or of any company in a control relationship to AJO) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to AJO who obtains information concerning recommendations made by AJO with respect to the purchase or sale of a Security by an Advisory Client. CURRENTLY, ALL AJO PERSONNEL ARE CONSIDERED ACCESS PERSONS.

     (2)  "Advisory   Client"  means  any  individual,   group  of  individuals,
          partnership, trust or company, including, without limit, a Fund for whom AJO acts as investment adviser or sub-adviser.

     (3) "Beneficial Ownership" of a Security or Fund is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"). This means that a person should generally consider himself or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities or Funds held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or
          (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the Securities held by such person.

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

     (4) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of such Securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of a given situation.

     (5) "Fund" means an investment company registered under the 1940 Act or similar legislation (or a series of such a company) for which AJO acts as adviser or sub-adviser. A current list of Funds can be found on AJO's intranet or can be obtained from the Compliance Officer.

     (6) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act") the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

     (7) A "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

     (8) An Access Person's "Personal Account" means any Securities or Fund account in which such Access Person has direct or indirect Beneficial Ownership.

     (9) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

     (10) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include fixed income instruments, securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (I.E., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization) such as repurchase agreements, and shares of registered open-end mutual funds and exchange-traded funds.

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

     (11) A "Security held or to be acquired" by an Advisory Client means any Security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered by AJO for purchase by an Advisory Client. A "Security held or to be acquired" also includes any option to purchase or sell, and any Security convertible into or exchangeable for, Securities held or considered for purchase under (i) or (ii).

     (12) A Security is "being purchased or sold" by an Advisory Client from the time when a recommendation has been communicated to the person who places the buy and sell orders for an Advisory Client until the time when such program has been fully completed or terminated.

This Code is effective January 3, 2005 and supercedes any prior version of the Code. (Originally adopted the 20th day of February 1996 and amended January 15, 1999 (Article IV), September 26, 2000 (Article VII), and December 31, 2003.

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